Exhibit 10.1

SECOND AMENDMENT TO PURCHASE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) made as of this 2nd day of July, 2013 by and among Direct Petroleum Exploration, LLC, a Delaware limited liability company (formerly Direct Petroleum Exploration, Inc., a Colorado Corporation) (the “Seller”), TransAtlantic Worldwide, Ltd., a Bahamian company (the “Buyer”), and TransAtlantic Petroleum Ltd., a Bermuda corporation (the “Parent”; and the Seller, the Buyer and the Parent collectively are herein referred to as the “Parties”), is an integral part of that certain Purchase Agreement entered into January 28, 2011 to be effective as of January 1, 2011 by and among the Parties, as amended on February 15, 2011 (the “Base Agreement”). In the event of any conflict between the terms of this Amendment and the Base Agreement, then the terms of this Amendment shall control. Any capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Base Agreement.

The Parties hereby agree as follows:

1. As soon as reasonably practicable, but in any event within forty-five (45) days of the date hereof, Parent shall issue to Seller 3,510,743 common shares of Parent Common Stock (representing USD $2,500,000 (“Current Liquidated Damages”) divided by the volume weighted average price of $0.7121 per share of the Parent Common Stock on the NYSE MKT Stock Exchange for the ten (10) trading days prior to the date hereof) as partial payment of liquidated damages due under Section 8(b) of the Agreement (“New Shares”). The New Shares shall be freely transferable by Seller and shall be issued free of any restrictive legend.

2. Notwithstanding anything to the contrary set forth in Section 8(b) of the Base Agreement, Buyer shall drill the Deventci-R2 Well to a depth sufficient to test the Ozirovo formation and test the Deventci-R2 Well in the manner necessary to determine whether or not such well is a Commercial Success-Bulgaria (as that term is defined in the Base Agreement), all in accordance with standard industry practice, prior to May 1, 2014 (the “Extended Drilling Date”); provided, however, in the event the Buyer has drilled to sufficient test depth in accordance with standard industry practice and in accordance with standard industry practice and reasonably determines, based on the well, seismic and other geophysical data, the Deventci-R2 Well is unlikely to be completed to achieve production in commercial quantities, then Buyer shall have no obligation to complete the Deventci-R2 Well or to conduct the 72 hour deliverability test for the Deventci-R2 Well to determine whether a Bulgaria Success has been achieved. In connection with that decision, the Buyer shall plug and permanently abandon the Deventci-R2 Well. Buyer, the Parent and the Seller agree that, in the event that the Buyer fails to complete the drilling and testing of the Deventci-R2 Well prior to the Extended Drilling Date, then the Seller shall have earned, and the Buyer and the Parent shall as soon as reasonably practicable after the date of such violation deliver to the Seller, shares of Parent Common Stock having a value of Two and One Half Million U.S. Dollars (USD $2,500,000) (the number of shares to be issued to be calculated by dividing $2,500,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE MKT Stock Exchange for the ten (10) trading days prior to the Extended Drilling Date) (the “Additional Liquidated Damages”).

3. Parent and Buyer stipulate and agree that the commitment to drill and test on or before the Extended Drilling Date as provided in Paragraph 2 herein, is an absolute obligation and that a part of the consideration for this Second Amendment to Purchase Agreement is that they fully assume all risks associated with non-performance for any reason. In this connection, Parent and Buyer for themselves and for any successor or assign, irrevocably waive any and all defenses, affirmative defenses and avoidances in the event that Buyer fails to complete for any reason the drilling and testing of the Deventci-R2 Well prior to the Extended Drilling Date, including, but not limited to, any defenses of failure to perform due to impossibility, impracticability, force majeure or otherwise as well as any other defense, affirmative defense or avoidance that might be available to them at law or in equity.

4. If Buyer or Parent (or any of their successors or assigns) achieves a Bulgaria Success at any time on or prior to May 1, 2016, then the Seller shall have earned, and the Parent and the Buyer will as soon as reasonably practicable thereafter deliver to Seller, additional shares of Parent Common Stock having a value equal to USD $7,500,000 less the Additional Liquidated Damages, if any, (the “Bulgaria Success Amount”) with such shares to be issued by the Parent upon the earlier to occur of (A) the Buyer executing a multi-year gas sales contract for the sale of all or substantially all of the gas produced by such well (with such gas sales contract to be in form and substance satisfactory to the Buyer) or (B) the date the Deventci-R2 Well is connected to the Bulgartransgas or any other pipeline with significant deliverability. The number of shares to be issued is to be calculated by dividing the Bulgaria Success Amount by the volume weighted average price per share of the Parent Common Stock on the NYSE MKT Stock Exchange for the ten (10) trading days prior to the day the 72-hour deliverability test made as part of the definition of Commercial Success – Bulgaria for the Deventci-R2 Well to so qualify is finished.

5. Until the Extended Drilling Date, Seller shall receive monthly drilling reports on the Deventci-R2 Well based on common industry standards for operators of drilling projects and shall have reasonable access to the well site. On or around the Extending Drilling Date or the date that Buyer informs Seller that the drilling and/or completion activities on the Deventci-R2 Well are completed, Seller shall have the right to inspect, at its own expense, the Deventci-R2 Well and all drilling and completion information to determine whether the obligations set forth in Section 2 hereof have been fulfilled and Buyer and Parent shall supply Seller with all well information reasonably requested by Seller. Seller agrees to treat all information received from Buyer and Parent in connection with the Deventci-R2 Well as Confidential Information in accordance with Section 13(k) of the Base Agreement.

6. Buyer, Parent and Seller acknowledge and agree that Seller is not entitled to any liquidated damages pursuant to Section 8(c) of the Base Agreement. Buyer and Parent acknowledge and agree that if a Shale Success is achieved at any time by Buyer or Parent (or any of their successors or assigns), then the Seller shall have earned, and the Buyer shall cause the Parent to issue to the Seller as soon as reasonably practicable thereafter, shares of Parent Common Stock calculated as described in Section 2(c)(iii) of the Base Agreement, as amended in Paragraph 7 below.

7. Section 2(c)(iii) of the Base Agreement is hereby amended in its entirety to read as follows:

(iii) Within fifteen (15) days of issuance to Direct Bulgaria of a production concession for the Etropole Shale discovery in Bulgaria (a “Shale Success”), then the Seller shall have earned, and the Buyer shall cause the Parent to issue to the Seller as soon as reasonably practicable thereafter, shares of Parent Common Stock having a value of Ten Million U.S. Dollars (USD $10,000,000) for any concession which covers not less than an aggregate of 200,000 acres and a pro rata amount of Ten Million U.S. Dollars (USD $10,000,000) for any concession which covers less than an aggregate of 200,000 acres (the “Shale Success Payment”) (the number of shares to be issued to be calculated by dividing the Shale Success Payment by the volume weighted average price per share of the Parent Common Stock on the NYSE MKT Stock Exchange for the ten (10) trading days prior to the date of such production concession is granted to the Buyer).lNotwithstanding the foregoing, the Buyer and the Seller hereby agree that (A) the production concession for the Etropole Shale discovery referenced in the foregoing definition of Shale Success is separate and different from the production concession for the Koynare area for which Direct Bulgaria has been granted a production concession as of the execution date of this amendment; and (B) as a result of such Koynare production concession grant the acre requirement referenced in the definition of Shale Success shall be 200,000 acres. In the event that the concession covers less than 200,000 acres, then the Shale Success Payment shall be reduced on a pro rata basis. For example, if the concession for the Etropole Shale discovery covers 100,000 acres, then the Shale Success Payment would equal Five Million U.S. Dollars (USD $5,000,000) calculated as follows: (100,000 divided 200,000) multiplied by USD $10,000,000.

8. Except as specifically set forth in this Amendment, the remaining terms and provisions of the Base Agreement shall remain unchanged and in full force and effect.

9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

Executed as of the date first above written.

SELLER:

DIRECT PETROLEUM EXPLORATION, LLC, a Delaware limited liability company (formerly Direct Petroleum Exploration, Inc. a Colorado corporation)

By:	/s/ Edward J. Names
Name:	Edward J. Names
Title:	Manager

BUYER:

TRANSATLANTIC WORLDWIDE, LTD., a Bahamian company

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom,
Vice President

PARENT:

TRANSATLANTIC PETROLEUM LTD,
a Bermuda corporation

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom, Vice President

[Signature Page to Second Amendment to Purchase Agreement]

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